EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and to the incorporation by reference of our reports dated May 25, 2010, with respect to the consolidated financial statements of KEMET Corporation, included in the Annual Report (Form 10-K) of KEMET Corporation dated May 25, 2010 and with respect to the effectiveness of internal control over financial reporting of KEMET Corporation included in the Annual Report (Form 10-K) of KEMET Corporation for the year ended March 31, 2010, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greenville, South Carolina

October 19, 2010